Exhibit 10.2

EXECUTIVE CHAIRMAN AGREEMENT

between

SUPERIOR ENERGY SERVICES, INC.

and

MICHAEL Y. MCGOVERN

Dated as of July 18, 2022

EXECUTIVE CHAIRMAN AGREEMENT

This Executive Chairman Agreement (this “Agreement”) is entered into on July 18, 2022, and made effective as of July 1, 2022 (the “Effective Date”), by and between Superior Energy Services, Inc., a Delaware corporation (“Superior” and, together with all of its subsidiaries, the “Company”), and Michael Y. McGovern (“Executive Chairman”).

WITNESSETH:

WHEREAS, Executive Chairman is presently serving in such capacity with Superior and in the capacity of director on the Company’s Board of Directors (the “Board”); and

WHEREAS, as of the Effective Date, the Company and Executive Chairman mutually desire to memorialize the terms under which Executive Chairman will continue to serve in such capacity.

NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and of the mutual covenants herein contained, the parties hereto agree as follows:

1.
Employment. The Company shall continue to employ Executive Chairman, and Executive Chairman shall continue to serve in the employ of the Company, upon the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, Superior shall cause the appropriate entity of the Company that employs Executive Chairman to perform any action or obligation required hereunder of the Company, and any action or obligation required hereunder of Superior may be accomplished by Superior or any of its subsidiaries.

2.
Position and Duties.

(a)
Title and Duties. Executive Chairman shall be employed as the Executive Chairman of the Company. Executive Chairman shall perform such duties, consistent with Executive Chairman’s status as an executive officer of the Company elected by the Board, as may be prescribed from time to time by the Board.

(b)
Company Policies and Procedures. Executive Chairman shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time for its executive officers and employees, including, without limitation, its Code of Business Ethics and Conduct.

(c)
Activities. Executive Chairman shall be available to the perform the duties of Executive Chairman customarily related to this function, including, but not limited to, (a) acting as chairman of the Board’s and stockholders’ meetings, (b) acting as a liaison between the Company’s senior management and the Board and its committees and (c) otherwise performing the duties of Executive Chairman, as well as such other customary duties as may be determined and assigned by the Board. Executive Chairman agrees, during the period of Executive Chairman’s employment hereunder, to devote such time as is reasonably and customarily necessary to perform his duties to the Company with the expectation that Executive Chairman devote two business days per week on average to perform his duties to the Company. Executive Chairman may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive Chairman’s performance of Executive Chairman’s duties hereunder or is contrary to the interest of the Company. The foregoing notwithstanding, the parties recognize and agree that Executive Chairman may (i) serve on civic, educational, religious or charitable boards or committees, (ii) continue to serve on the board of directors of the entities set forth on Appendix A attached hereto, (iii) serve on an entity other than a civic, educational, religious or charitable entity with prior notice to, and consent by, the Board and (iv) engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Company or interfere with Executive Chairman’s performance of his duties hereunder.

3.
Term and Effectiveness.

(a)
Term. The terms and provisions of this Agreement shall become operative on the Effective Date and Executive Chairman’s employment with the Company hereunder shall continue until the first anniversary of the Effective Date (the “Term”), unless this Agreement and Executive Chairman’s employment with the Company is sooner terminated for any reason pursuant to Section 5(a) or Section 5(b); provided, however, that commencing on the first anniversary of the Effective Date and on each subsequent anniversary thereafter (each, an “Extension Date”), the Term shall automatically be renewed for an additional one-year period unless either party gives written notice to the other party 60 days prior to the next Extension Date that the Term shall not be so renewed.

(b)
Continuing Rights and Obligations. Following Executive Chairman’s ceasing, for whatever reason, to be an Executive Chairman of the Company, each party shall have the right to enforce all its rights, and shall be bound by all obligations, that are continuing rights and obligations under the terms of this Agreement.

4.
Compensation and Benefits. Executive Chairman shall be entitled to the compensation and other benefits provided in this Section 4 during the Term.

(a)
Salary. During the Term, the Company shall pay to Executive Chairman an annual base salary of $750,000 (the “Base Salary”), less applicable deductions and withholdings, which shall be paid in equal bi-weekly installments in accordance with the Company’s regular payroll practices for its employees. Within thirty (30) days following the Effective Date, the Company shall pay to Executive Chairman in a cash lump sum an amount equal to $288,306.45, less applicable deductions and withholdings, to account for the Base Salary Executive Chairman would have earned since assuming the position of Executive Chairman until the Effective Date less any payments (e.g., Board fees) received from the Company since assuming the position of Executive Chairman until the Effective Date. The Base Salary shall be subject to adjustment (downward or upward) if Executive Chairman’s duties or commitments change during the Term, as determined in the reasonable discretion of the Board after consultation with Executive Chairman.

(b)
MIP Award. Executive Chairman will receive an award under the Company’s 2021 Management Incentive Plan (the “Plan”) of 79,375 time-based restricted stock units (“RSUs”). The RSUs shall be subject to the terms and conditions of the Plan and the applicable RSU award agreement. In addition to the foregoing, on or shortly following the Effective Date, the Board agrees to accelerate and vest Executive Chairman in the 15,642 shares of Class B Common Stock of the Company that are subject to restriction as of the Effective Date pursuant to that certain Restricted Stock Award Agreement, dated as of June 2, 2021, by and between Executive Chairman and Superior.

(c)
Benefits. Executive Chairman shall be eligible to participate in all employee benefit plans and other benefit programs (e.g., expense reimbursement), in each case, generally available to the Company’s executive officers and in accordance with the terms and conditions of such plans and programs as in effect from time to time.

5.
Termination.

(a)
Termination by the Company. The Company shall have the right to terminate Executive Chairman’s employment under this Agreement for any of the following reasons:
(i)
This Agreement shall automatically terminate upon Executive Chairman’s death.

(ii)
Upon Executive Chairman’s incapacity due to physical or mental illness and Executive Chairman becoming eligible to receive benefits under the Company’s long-term disability plan. The Company shall give Executive Chairman at least 60 days’ prior written notice of termination pursuant to this Section 5(a)(ii).

(iii)
For Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive Chairman’s employment hereunder upon:

(1)
the substantial and continued willful failure by Executive Chairman to perform his material duties hereunder, or a material breach or threatened breach of this Agreement by Executive Chairman, in either case which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure or breach is not corrected (if correctable) by Executive Chairman within 30 days after written notice of such failure or breach is delivered to Executive Chairman by the Company;

(2)
Executive Chairman’s violation of the Company’s Code of Business Ethics and Conduct, which violation is not corrected (if correctable) by Executive Chairman within 30 days after written notice of such violation is delivered to Executive Chairman by the Company; or

(3)
the commission by Executive Chairman of any criminal act involving moral turpitude or a felony which results in an indictment or conviction.

(iv)
Upon any non-renewal of the Term in accordance with Section 3(a).
(v)
Upon the occurrence of a Change in Control (as defined in the Plan).

(vi)
For any other reason whatsoever in the Board’s sole discretion.

(b)
Termination by Executive Chairman. Executive Chairman may terminate his employment under this Agreement at any time for any of the following reasons:

(i)
For Good Reason. For purposes of this Agreement, Executive Chairman shall have “Good Reason” to terminate Executive Chairman’s employment if:

(1)
without Executive Chairman’s prior written consent, there is a material reduction in Executive Chairman’s authority, duties or responsibilities with the Company, which reduction is considered to be a significant demotion in the scope of Executive Chairman’s employment with the Company, provided that Good Reason shall not exist (A) in circumstances where Executive Chairman's duties or responsibilities are expanded or (B) where the reduction is attributable to a sale of a business unit or a portion of the Company’s assets, provided, in each case, that Executive Chairman remains Executive Chairman of the Company;

(2)
without Executive Chairman’s prior written consent, there is a material reduction in Executive Chairman’s Base Salary (except as otherwise provided in Section 4(a)) (whether in one reduction or cumulatively), excluding an elimination or reduction of a benefit under any benefit plan or arrangement in which Executive Chairman participates that affects similarly situated executives in a similar way; or

(3)
without Executive Chairman's prior written consent, the Company requires Executive Chairman to be based at an office that is not within 50 miles of the Company’s principal corporate office in Houston, Texas, or within 30 miles of the Company’s office at which Executive Chairman was based prior to such change, excluding travel reasonably required in the performance of Executive Chairman's duties hereunder.

Notwithstanding the foregoing, Good Reason shall not exist unless: (i) Executive Chairman provides written notice to Superior of the existence of the Good Reason event within 60 days of Executive Chairman having knowledge of its initial existence, (ii) Superior is provided 30 days from the receipt of such notice during which it may remedy the Good Reason event (if such Good Reason event is cured by Superior by the end of such 30 day period, Executive Chairman shall not have Good Reason to terminate employment), (iii) Executive Chairman gives written notice to Superior of his intent to terminate employment within 30 days after Superior’s right to cure has lapsed, and (iv) Executive Chairman actually terminates Executive Chairman’s employment no later than the date that is one year after the date Executive Chairman had knowledge of the initial existence of Good Reason.

(ii) Upon any non-renewal of the Term in accordance with Section 3(a).

(iii) For any other reason whatsoever in Executive Chairman’s sole discretion. In the event that Executive Chairman terminates his employment pursuant to this Section 5(b)(iii), Executive Chairman shall provide the Company no less than 90 days’ advance written notice of such termination. The Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination without changing the characterization of such termination as a termination by Executive Chairman pursuant to this Section 5(b)(iii) and without payment of any salary, bonus, or any other payments, rights or benefits in connection therewith.

(c)
Notice of Termination. Subject to the additional requirements provided in Section 3(a) and Section 5 hereof, as applicable, any termination of Executive Chairman’s employment by the Company or by Executive Chairman, other than termination as a result of Executive Chairman’s death, shall be communicated by written notice of termination to the other party hereto in accordance with Section 10, which notice shall indicate the specific termination provision in this Agreement relied upon, the effective date of termination of Executive Chairman’s employment and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive Chairman’s employment under the provision so indicated. Upon any termination of Executive Chairman’s employment for any reason, Executive Chairman shall resign from any and all directorships, committee memberships and any other positions and offices that Executive Chairman holds with the Company.

6.
Compensation Upon Termination.

(a)
Accrued Amounts. Except as provided in this Section 6, if Executive Chairman’s employment hereunder is terminated pursuant to Section 5, all future compensation and benefits to which Executive Chairman is otherwise entitled under this Agreement shall cease and terminate as of the date of such termination, and Executive Chairman (or his estate) shall be entitled to receive the payments and benefits in Section 6(a)(i)-(iv) (the “Accrued Amounts”):

(i)
Executive Chairman’s Base Salary through the date of termination;

(ii)
those benefits that are provided by welfare benefit plans and programs adopted and approved by the Company for Executive Chairman that, under the terms of the relevant plans and programs, are earned and vested and payable on or before the date of termination;

(iii)
any rights Executive Chairman (or his estate) may have under any stock option, restricted stock, performance share unit or any other stock-based award; and

(iv)
medical and similar employee welfare benefits, the continuation of which is required by applicable law or as provided in the applicable welfare benefit plan.

(b)
Other Terminations. If Executive Chairman’s employment under this Agreement is terminated by the Company pursuant to Section 5(a)(vi) or terminated by Executive Chairman pursuant to Section 5(b)(i), then in addition to any other amounts payable to Executive Chairman and subject to Section 6(c) and Section 16 (if applicable):

(i)
the Company shall pay to Executive Chairman in one lump-sum payment on the first business day following the date 60 days after the date of such termination an amount equal to the Base Salary that would have been paid to Executive Chairman from the date of termination through the next Extension Date had Executive Chairman’s employment not been terminated by the Company pursuant to Section 5(a)(vi) or by Executive Chairman pursuant to Section 5(b)(i); and

(ii)
after the date of Executive Chairman’s termination of employment until the next Extension Date, the Company shall continue to provide group health insurance benefits to Executive Chairman and Executive Chairman’s family at least equal to those that would have been provided to them if Executive Chairman’s employment had not been terminated (group health insurance shall be provided via the Company’s payment of the monthly cost of coverage elected by Executive Chairman pursuant to COBRA, or an equivalent amount for periods of coverage after the applicable COBRA period, at such time as the COBRA premiums would be due under such plan; and such premiums, including any premiums paid on Executive Chairman’s behalf beyond the COBRA period, will be imputed to Executive Chairman as income, to the extent required by law); provided, however, that if Executive Chairman becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

(c)
Release. Notwithstanding any provision hereof to the contrary, Executive Chairman shall not be entitled to the payments and benefits under Section 6(b) hereof unless Executive Chairman executes and delivers to Superior (without subsequent revocation) a waiver and release substantially in the form attached hereto as Appendix B (the “Release”) no later than the specified in the Release. The Company shall provide Executive Chairman with an execution version of the Release within five (5) days from the date of Executive Chairman’s termination.

(d)
Excise Tax.

(i)
Tax Liability. Executive Chairman will be liable for and will pay all applicable tax liability, including federal, state, local and foreign income, excise, including taxes on “excess parachute payments” pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or other taxes, by virtue of any payments made to Executive Chairman under this Agreement.

(ii)
Limitation on Severance Benefits. Notwithstanding any contrary provision in this Agreement, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by the Company to or for the benefit of Executive Chairman, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement including, without limitation, any stock option, restricted stock, stock appreciation right or similar right or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a “Payment”), would be subject, but for the application of this Section 6(d)(ii), to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), by reason of being considered “contingent on a change in ownership or control” of Superior, within the meaning of Section 280G(b)(2) of the Code, or any successor provision thereto, then:

(1)
if the After-Tax Payment Amount would be greater by reducing the amount of the Payment otherwise payable to Executive Chairman to the minimum extent necessary (but in no event less than zero) so that, after such reduction, no portion of the Payment would be subject to the Excise Tax, then the Payment shall be so reduced; and

(2)
if the After-Tax Payment Amount would be greater without the reduction then there shall be no reduction in the Payment.

As used in this Section 6(d)(ii), “After-Tax Payment Amount” means (i) the amount of the Payment, less (ii) the amount of federal income taxes payable with respect to the Payment calculated at the maximum marginal income tax rate for each year in which the Payment shall be paid to Executive Chairman (based upon the rate in effect for such year as set forth in the Code at the time of the Payment), less (iii) the amount of the Excise Tax, if any, imposed on the Payment. For purposes of any reduction made under Section 6(d)(ii), the Payments that shall be reduced shall be those that provide Executive Chairman the best economic benefits, and to the extent any Payments are economically equivalent, each shall be reduced pro rata.

(iii) Determination. All determinations required to be made under this Section 6(d) and the assumptions to be utilized in arriving at such determinations, will be made by a public accounting firm or another qualified advisor that is selected by the Company in its discretion prior to the applicable transaction, which firm or advisor will provide detailed supporting calculations to both the Company and Executive Chairman.

7.
Nondisclosure and Non-Competition.

(a)
Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)
“Company’s Business” means any line of business in which the Company is engaged at the time and includes, but is not limited to, the following: (a) manufacturing, selling or renting specialized tools or equipment for use with onshore, offshore and subsea oil and gas well drilling, completion, production, pressure management, workover, finishing and related activities; (b) providing onshore and offshore oil and gas well intervention services, including, without limitation, hydraulic workover and snubbing; and (c) providing completion services including, without limitation, sand control systems, well screens and filters, and safety valves.

(ii)
“Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company, that at the time or times concerned was not known by or available to Executive Chairman through means other than his employment by the Company and is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company or any of its consultants, agents or independent contractors or by Executive Chairman, and whether or not marked confidential, including, without limitation, (a) information relating to the Company’s products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software; (b) information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which Executive Chairman conceived, made, developed or acquired, individually or in conjunction with others, during

Executive Chairman’s employment by the Company that relate to the Company’s Business; (c) ideas, prospects, proposals or other opportunities relating to the Company’s Business that any third party originated and brought to Executive Chairman’s attention during his employment by the Company; and (d) and internal notes and memoranda relating to any of the foregoing.

(b)
Nondisclosure of Confidential Information. Executive Chairman shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Executive Chairman during Executive Chairman’s employment by the Company and shall use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company. Executive Chairman agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of Superior or as may be required by law or legal process, and (ii) at the end of Executive Chairman’s employment with the Company, to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Executive Chairman has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Executive Chairman to disclose or otherwise make available any Confidential Information, whether during the Term or thereafter, then Executive Chairman shall give Superior prompt prior written notice of such required disclosure (including a copy of the disclosure request, if applicable) and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. In accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, or any other agreement or policy shall prevent Executive Chairman from, or expose Executive Chairman to criminal or civil liability under federal or state trade secret law for, (i) directly or indirectly sharing any of the Company’s trade secrets or other Confidential Information (except information protected by the Company’s attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Company, or (ii) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal. Further, nothing herein shall prevent Executive Chairman from discussing or disclosing information related to Executive Chairman’s general job duties or responsibilities and/or regarding Executive Chairman wages.

(c)
Limited Covenant Not to Compete. This Section 7(c) shall be binding upon Executive Chairman during the Term. Section 7(c)(i) shall be binding upon Executive Chairman for a period of one year after Executive Chairman’s termination of employment if (i) Executive Chairman terminates Executive Chairman’s employment voluntarily (excluding a termination due to Good Reason) or (ii) the Company terminates Executive Chairman’s employment for Cause pursuant to Section 5(a)(iii). Section 7(c)(ii), (iii) and (iv) shall be binding upon Executive Chairman for a period of one year after Executive Chairman’s termination of employment for any reason.

(i)
Executive Chairman shall not, within the Territory (as defined below), directly or indirectly, for himself or others, own, manage, operate, control, be employed by, engage or participate in, allow his skill, knowledge, experience or reputation to be used by, or otherwise be connected in any manner with the ownership, management, operation or control of, any company or other business enterprise engaged in any aspect of the Company’s Business in connection with which Executive Chairman provided services during his employment with the Company; provided, however, that nothing contained herein shall prohibit Executive Chairman from making passive investments in any publicly held company that do not exceed, in the aggregate, one percent (1%) of the outstanding equity interest of such company;

(ii)
Executive Chairman shall not, and shall not cause any other person to, directly or indirectly, call upon any customer or potential customer of the Company within the Territory, for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company;

(iii)
Executive Chairman shall not, and shall not cause any other person to, directly or indirectly, solicit, induce, influence or attempt to influence any supplier, lessor, licensor, or any other person who has a business relationship with the Company, or who on the date of termination of Executive Chairman’s employment hereunder is engaged in discussions or negotiations to enter into a business relationship with the Company, to discontinue or reduce the extent of such relationship with the Company; and

(iv)
Executive Chairman shall not, and shall not cause any other person to, directly or indirectly, make contact with any of the employees of the Company (including those who are employees of the Company at the time of such contact or at any time in the three (3) months prior to such contact) for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with the Company.

Executive Chairman further agrees that during the Term and for a period of one year thereafter, Executive Chairman shall not, and shall not cause any other person to, directly or indirectly, hire any employee of the Company (including those who are employees of the Company at any time in the three (3) months prior to such hiring) as an employee or independent contractor.

For purposes of this Section 7(c), “Territory” means any geographic area or market (including any adjacent offshore areas), whether within or outside the United States, in which the Company engages in the Company’s Business, as defined in Section 7(a)(i) above on the date of termination of Executive Chairman’s employment hereunder, including, without limitation, the parishes (or any adjacent offshore areas) of the State of Louisiana as set forth in Appendix C).

(d)
Protection of Information.

(i)
The Company shall disclose to Executive Chairman, or place Executive Chairman in a position to have access to or develop, trade secrets or confidential information of the Company; and/or shall entrust Executive Chairman with business opportunities of the Company; and/or shall place Executive Chairman in a position to develop business good will on behalf of the Company.

(ii)
Executive Chairman agrees not to disclose or utilize, for Executive Chairman’s personal benefit or for the direct or indirect benefit of any other person or entity, or for any other reason, whether for consideration or otherwise, during the Term or at any time thereafter, any information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive Chairman, individually or in conjunction with others, during Executive Chairman’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products, or services of the Company (including, without limitation, all such business ideas, prospects, proposals or other opportunities which are developed by Executive Chairman during his employment hereunder, or originated by any third party and brought to the attention of Executive Chairman during his employment hereunder, together with information relating thereto (including, without limitation, data, memoranda, opinions or other written, electronic or charted means, or any other trade secrets or other confidential or proprietary information of or concerning the Company)) (collectively, “Business Information”). Moreover, all documents, drawings, notes, files, data, records, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any such Business Information are and shall be the sole and exclusive property of the Company. Upon termination of Executive Chairman’s employment by the Company, for any reason, Executive Chairman promptly shall deliver all Business Information, and all copies thereof, to the Company. As a result of knowledge of confidential Business Information of third parties, such as customers, suppliers, partners, joint ventures, and the like, of the Company, Executive Chairman also agrees to preserve and protect the confidentiality of such third party Business Information to the same extent, and on the same basis, as the Company’s Business Information.

(iii)
Executive Chairman agrees that, during his employment, any inventions (whether or not patentable), concepts, ideas, expressions, discoveries, or improvements, including, without limitation, products, processes, methods, publications, works of authorship, software programs, designs, trade secrets, technical specifications, algorithms, technical data, know-how, internal reports and memoranda, marketing plans and any other patent or proprietary rights conceived, devised, developed, or reduced to practice, in whole or in part, by

Executive Chairman during his employment with the Company (the “Developments”) are the sole and exclusive property of the Company on a worldwide basis as works made for hire or otherwise, and further that any revenue or other consideration obtained from the sale, license or other transfer or conveyance of any such Development, or a product or service incorporating such Development, is solely for the benefit of and becomes the property of the Company. To the extent a Development may not be considered work made by Executive Chairman for hire for the Company, Executive Chairman agrees to assign, and automatically assigns at the time of creation of the Development, without any requirement of further consideration, any and all right, title and interest he may have in such Development. Executive Chairman shall preserve each such Development as confidential and proprietary information of the Company. Executive Chairman shall promptly disclose each such Development and shall, upon demand, at the Company’s expense, execute and deliver to the Company such documents, instruments, deeds, acts and things as the Company may request to evidence or maintain the Company’s ownership of the Development, in any and all countries of the world, or to effect enforcement thereof, and to assign all rights, if any, of Executive Chairman in and to each of such Developments. In addition, Executive Chairman agrees not to publish or seek to publish any information whatsoever concerning any Development without the prior written consent of Superior, which may be withheld in its sole and absolute discretion.

(iv)
Any inventions relating to the business of the Company conceived or reduced to practice after Executive Chairman leaves the employ of the Company shall be conclusively deemed to have been conceived and/or reduced to practice during the period of the employment if conceived and/or reduced to practice within six months from termination of employment, and shall be subject to the terms of this Section 7.

(e)
Non-Disparagement. Throughout the Term and thereafter, Executive Chairman shall not directly or through another, (i) engage in, any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious, or damaging to the integrity, reputation or good will of the Company or its management, products or services; (ii) make any statement, posting, or other communication (including on or through any media (whether print, television, radio, the internet, social media, or with or through any reporter, blogger, “app” (such as Instagram, Snapchat, or the like), or otherwise, collectively “Media”)) that purports to be on behalf of the Company, or which a third party may perceive has been authorized, approved, or endorsed by the Company, or reflects the views of the Company (including as a result of the use of the Company’s email account or address to make any such statement, posting, or communication); (iii) share, post, transmit, or upload any material related to the Company (regardless of whether such comments, statements, or material are disparaging) with, to, through, or on any Media; or (iv) utilize any Company logos, graphics, trade names, or trademarks on any Media or for any other purpose without permission from the Company. After the Term, the Company shall direct its directors and officers not to engage in, directly or through another, any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious, or damaging to the integrity, reputation or good will of Executive Chairman. It is expressly understood that neither this paragraph nor any other term of this Agreement is intended to or shall have the effect of precluding Executive Chairman or Superior from good faith compliance with federal or state laws or regulations requiring factual disclosures concerning Executive Chairman or the Company.

(f)
Injunctive Relief. Executive Chairman acknowledges that a breach by Executive Chairman of each of paragraph (b), (c), (d) and (e) of this Section 7 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Executive Chairman agrees that, in the event of a breach or threatened breach by Executive Chairman of the provisions of paragraph (b), (c), (d) or (e) of this Section 7 during or after the Term, the Company shall be entitled to injunctive relief restraining Executive Chairman from violation of any such paragraph without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Executive Chairman including, but not limited to, enforcing any obligations of Executive Chairman to the Company under any option, restricted stock or other agreement with the Company, recovery of costs and expenses such as reasonable attorney’s fees incurred by reason of any such breach and actual damages sustained by the Company as a result of any such breach.

(g)
Governing Law of this Section 7; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Section 7, or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the state in which the prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Executive Chairman each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in the relevant state for resolution of such dispute, and agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute, and further agree that service of process may be made upon him in any legal proceeding relating to this Section 7 by any means allowed under the laws of such state. Each party irrevocably waives any objection he, she or it may have as to the venue of any such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum.

(h)
Executive Chairman’s Understanding of this Section. Executive Chairman hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 7. Executive Chairman acknowledges that the geographic scope and duration of the covenants contained in Section 7(c) are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Executive Chairman and the length of time it would take the Company to find and train a suitable replacement, (ii) the nature and wide geographic scope of the operations of the Company, (iii) Executive Chairman’s level of control over and contact with the Company’s Business and operations in all jurisdictions where same are conducted and (iv) the fact that the Company’s Business is conducted throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Section 7 invalid or unenforceable. The provisions of this Section 7 are supplemental to and do not supersede Executive Chairman’s obligations under applicable law, regulation, or policy. Executive Chairman understands and acknowledges that the Company has made substantial investments in its business, including its goodwill and Confidential Information. Executive Chairman agrees that such investments are worthy of protection, and that the Company’s need for the protection afforded by this Section 7 is greater than any hardship Executive Chairman might experience by complying with its terms. Executive Chairman hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 7.

(i)
Protected Rights. Notwithstanding anything to the contrary in this Agreement, Executive Chairman understands that nothing contained in this Agreement limits Executive Chairman’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agency”). Executive Chairman further understands that this Agreement does not limit Executive Chairman’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive Chairman’s right to receive an award for information provided to any Government Agency.

8.
Enforceability. This Agreement and all rights of Executive Chairman hereunder shall inure to the benefit of and be enforceable by Executive Chairman’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive Chairman should die while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive Chairman’s devisee, legatee, or other designee or, if there be no such designee, to Executive Chairman’s estate.

9.
Arbitration. Executive Chairman shall submit any dispute or claim arising from or relating to the Agreement that cannot be resolved to mandatory and binding arbitration administered by the American Arbitration Association (“AAA”) to be held in Houston, Texas,

U.S.A., except as otherwise required by law. The arbitration shall be in accordance with the terms of the Plan and the Commercial Arbitration Procedures of the AAA (the “Rules”). The arbitration shall be conducted before a panel of three (3) arbitrators from the AAA National Roster of approved arbitrators who each have at least fifteen (15) years of employment law experience, of which each of the parties shall select one and the third of which shall be mutually selected by the two (2) arbitrators; provided, that if the two (2) arbitrators are unable to agree to the selection of the third arbitrator within a period of fifteen (15) days following the date in which the two (2) arbitrators are selected by the parties pursuant to this Section, the third arbitrator shall instead be selected by the AAA pursuant to the Rules. Each party in such an arbitration proceeding shall be responsible for the costs and expenses incurred by such party in connection therewith (including attorneys’ fees) which shall not be subject to recovery from the other party in the arbitration except that any and all charges that may be made for the cost of the arbitration and the fees of the arbitrators which shall in all circumstances be paid by the Company. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. In the event of litigation to enforce an arbitration award in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable out-of-pocket costs and disbursements incurred by such party in connection therewith (including reasonable attorneys’ fees). Notwithstanding the provisions of this Section 9, the Company may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Executive Chairman’s obligations under Section 7.

10.
Notices. For purposes of this Agreement, all notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:

If to Executive Chairman:

Michael Y. McGovern

18 Berkley Hall Court
The Woodlands, Texas 77389

If to Superior:

General Counsel

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Houston, Texas 77002

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.
Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive Chairman and such officer of Superior as may be specifically designated by the Board of Directors of Superior. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Each party participated in the drafting of this Agreement and no inference shall be made against either party in its interpretation.

12.
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Neither party shall be in breach of this Agreement if subsequent law changes make any provision unenforceable or illegal. The parties agree to negotiate in good faith any modifications that may be necessary to comply with future law changes. Notwithstanding the foregoing, an arbitrator or reviewing court of competent jurisdiction may modify or blue pencil any invalid or unenforceable provision so as to render it fully valid and enforceable to the maximum extent permissible, in accordance with the intention of the parties hereto.

13.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.
Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and as of the Effective Date replaces and supersedes any previous agreement, arrangement or contract, whether written or oral, relating to Executive Chairman’s employment, including, but not limited to, any offer letter, employment agreement, change in control agreement or severance agreement. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

15.
Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16.
Section 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Code and applicable Treasury regulations (“Section 409A”):

(a)
Interpretation and Amendment. This Agreement is intended to comply with Section 409A and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. This Agreement shall not be amended in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement.

(b)
Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive Chairman under this

Agreement in connection with a termination of Executive Chairman’s employment that would be considered “non-qualified deferred compensation” under Section 409A, a termination of employment shall be considered to have occurred under this Agreement only upon Executive Chairman’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto.

(c)
Specified Employees. If Executive Chairman is a “specified employee,” as such term is defined in Section 409A, any payments payable as a result of Executive Chairman’s termination (other than death or disability) shall not be payable before the earlier of (i) the date that is six months after Executive Chairman’s termination, (ii) the date of Executive Chairman’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 16(c) shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive Chairman’s termination and paying such accumulated amounts at the earliest date which complies with the requirements of Section 409A.

(d)
Specified Employee and Welfare Continuation Benefit. Notwithstanding any provision of this Agreement to the contrary, if, and during the period that, Section 16(c) applies to Executive Chairman, Executive Chairman shall pay the cost of the benefits provided pursuant to Section 6(b)(ii) as determined under the then current practices of the Company on a monthly basis, provided that the Company shall reimburse Executive Chairman the costs of such benefits within thirty (30) days after such reimbursable amounts are incurred by Executive Chairman.

(e)
Separate Payments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive Chairman may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

(f)
Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive Chairman shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive Chairman and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive Chairman and, if timely submitted, reimbursement payments shall be made to Executive Chairman as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Executive Chairman’s taxable year following the taxable year in which the expense was incurred. This Section 16(f) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive Chairman.

17.
Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Texas, without regard to principles of conflict of laws, except as expressly provided in Section 7(g) above with respect to the resolution of disputes arising under, or the Company’s enforcement of, Section 7 of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SUPERIOR ENERGY SERVICES, INC.

By:/s/ Brian K. Moore

Name: Brian K. Moore

Title: Chief Executive Officer

EXECUTIVE CHAIRMAN

/s/ Michael Y. McGovern

Michael Y. McGovern